Exhibit 99.1

Contact Information:

Investors:
Weight Watchers International, Inc.	Brainerd Communicators, Inc.
Lori Scherwin	Corey Kinger
Investor Relations	(212) 986-6667
(212) 589-2713

For immediate release

Weight Watchers Names James Chambers President and CEO

Weight Watchers International, Inc. (NYSE: WTW) today announced that James Chambers has been appointed President and Chief Executive Officer effective July 30, 2013. He has also been elected to the Company’s Board of Directors as of such date. Chambers succeeds David Kirchhoff who notified the Company’s Board of Directors of his resignation, effective as of July 30, 2013, as Chief Executive Officer and a Director of the Company to pursue other opportunities.

Kirchhoff remarked, “I have been with Weight Watchers for fourteen years, six and a half as CEO. I am proud of all that we have accomplished – notably building the Weight Watchers Online business, modernizing the brand and laying the groundwork for our healthcare strategy – but now is the right time for me to embark on something entirely new. Since Jim joined us in January as President and Chief Operating Officer, I have had the pleasure of working closely with him. He has shown tremendous leadership and has brought a fresh perspective to the business and its future opportunities. I am proud to leave this very special company in such capable hands.”

Ray Debbane, Chairman of Weight Watchers’ Board of Directors commented, “We thank Dave for all of his contributions over the years, beginning with the successful build of the Weight Watchers Online business. We wish Dave well in all his future endeavors and know he will remain a Weight Watchers member and passionate ambassador for our brand.” Debbane continued, “Jim’s strengths in both operations and consumer insights make him uniquely qualified to lead this business and take it to new levels going forward. He has a successful track record of developing and executing winning strategies and we have every confidence in his ability to drive the Company’s long-term growth.”

Chambers said, “Weight Watchers has such a tremendous global opportunity to make an even greater impact in people’s lives and I am honored to lead this organization. I look forward to working further with the entire Weight Watchers team to drive our business execution and next stage of growth.”

Biographical information on James Chambers

Chambers joined Weight Watchers in January 2013 and has served as President and COO since that time. Prior to joining the Company, Chambers had over 30 years of general management, cross-functional operational management and executive leadership experience in varied consumer-focused global industries. He was the President of the U.S. Snacks and Confectionary business unit and General Manager of the Immediate Consumption Channel of Kraft Foods Inc. from January 2010 to July 2011. Chambers also served from September 2005 to January 2010 in various roles in the North America business unit of Cadbury plc, most recently as the President and Chief Executive Officer. Chambers began his career at Nabisco, Inc. and also held various executive positions with Rémy Cointreau USA, Paxonix Inc., NetGrocer.com, Inc. and Information

Resources, Inc. Chambers is a graduate of Princeton University, where he obtained a Bachelor’s degree in Civil Engineering, and holds an M.B.A. from the Wharton School of Business of the University of Pennsylvania. Chambers also serves as a member of the Board of Directors of Big Lots, Inc.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight management services, operating globally through a network of Company-owned and franchise operations. Weight Watchers holds over 40,000 meetings each week where members receive group support and learn about healthy eating patterns, behavior modification and physical activity. WeightWatchers.com provides innovative, subscription weight management products over the Internet and is the leading Internet-based provider of these products in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at www.weightwatchersinternational.com).